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Safeway Inc.

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May 12, 2004

Dear             ,

Safeway stockholders will be voting on many key issues at the annual stockholders meeting on May 20, 2004. The issues to be voted upon are important for the company and for you. I urge you to take the time to vote, and to vote all proxy cards and voting instruction forms you may have received.

While all the issues at the annual meeting are significant, there are two that deserve special mention in this message.

Nominees for the Board of Directors. The first item on the Proxy Card is a proposal to re-elect three directors to the Board of Directors – Robert I. MacDonnell, William Y. Tauscher and me. I urge you to vote “FOR” these three nominees. As you may know, certain state pension funds and the AFL-CIO are waging a negative campaign, asking people to withhold their votes for these nominees. The Board of Directors believes that a withhold vote would introduce new distractions for the company. By voting “FOR” the directors, you will enable the Board and management to focus on executing our strategy to create sector-leading sales growth, continuing our work to control costs and building shareholder value.

Option Exchange Program. The fourth item on the Proxy Card is a proposal to approve a stock option exchange program for employees (excluding executive officers) that would allow holders of stock options priced greater than $35 per share to exchange them for new options to be granted six months later. The Board of Directors believes that this is a valuable program for the company, employees and all shareholders. We believe that you should view this program as a valuable opportunity to share in the future growth of the company.

How to Vote

While there are several ways to vote, I encourage you to use the telephone or the Internet. It is fast and easy, and it is the preferred method for voting at this late date. Here are the full range of options:

•	By Telephone or Through the Internet. . Please see your proxy card or voting instruction form for instructions as to how to vote by either the telephone or Internet methods of voting.

•	By Mail. Please sign and return the proxy card or voting instruction form in the postage-paid envelope provided.

•	In Person. You may vote in person by attending the annual meeting at Safeway headquarters on May 20, 2004. It is scheduled for 8:30 a.m., with check-in beginning at 7:00 a.m. (See the proxy statement for admission procedures). Even if you attend, I urge you to vote in advance by telephone or Internet for your own convenience.

If you have any questions about voting, please contact Linda Sayler by email.

Thank you for taking the time to vote on these important issues.

Sincerely,

Steve Burd

May 11, 2004

Dear Safeway Shareholder:

Safeway is committed to creating outstanding returns for shareholders and excellence in corporate governance. However, a proxy campaign aims to distract Safeway’s leadership at this critical time.

We urge you to vote “FOR” the three nominees to the Board who are up for reelection: Steven A. Burd, Robert I. MacDonnell and William Y. Tauscher.

As part of that proxy campaign, you recently received a letter from the AFL-CIO urging you to vote against these three directors at this year’s annual shareholders meeting. The AFL-CIO is recycling some of the same arguments it used during the recent Southern California strike in an aggressive campaign to discredit Safeway’s management team with investors. These efforts to discredit are intended to undermine investor support and to weaken Safeway’s bargaining position. Midway through the strike, the AFL-CIO organized demonstrations and ran radio ads in Safeway’s other divisions encouraging customers not to shop at our stores.

In the wake of the Southern California dispute, the AFL-CIO has joined forces with the political leadership at several state pension funds in a negative proxy campaign which seeks to displace Safeway Chairman and CEO, Steve Burd, and the other two board nominees. These pension funds collectively hold less than 5% of Safeway’s voting shares and their views do not reflect those we have heard from our largest shareholders over the last few weeks.

As Board members and shareholders, we are focused on producing superior returns for all Safeway shareholders. We ask you to consider carefully whether the interests of those who are waging this proxy campaign are aligned with yours. As you consider your proxy votes, we wanted to make sure you have the facts about the Company, and explain why the Board of Directors stands solidly behind the Company’s leadership and direction.

Safeway’s Share Price Performance: Over the last 11 years Safeway shares have outperformed the major market indices and the entire retail sector. Since 1992, when Steve Burd joined Safeway, our shares have grown in value from less than $3 a share to more than $22 a share on a split adjusted basis. While Safeway’s five-year stock price performance has been disappointing, it matches the supermarket sector, which collectively endured the effects of a down market and a decline in multiple caused by the rapid growth of low cost discounters into retail food. More importantly the Company is executing a solid plan that is designed to drive the Company’s share performance, and it is working. Over the last 12 months Safeway’s 24% gain in share price leads the supermarket sector and beats a 15% gain in the S&P 500.

The Company’s Strategy for Growth: Safeway’s management team is currently executing a strategy that is fully supported by the Board of Directors. The key elements are:

•	Differentiate with Perishables: Experience tells us that differentiation is a key to growth in our sector. The Company’s marketing and operations teams are pursuing an aggressive strategy to attract consumers with perishables that are consistently superior to other conventional chains and discounters. With a close eye on expenses, we are fundamentally redesigning our perishable departments with improved presentation and quality. We are encouraged by the positive impact these initiatives are already having on sales.

•	Best in Class to World Class Service: Service is a clear point of difference and competitive advantage for Safeway. We are highly focused on strengthening our industry-leading position on service to our customers.

•	Investing In Our Stores: Our capital program is geared increasingly toward store remodels that are designed to reinforce the “quality” brand that we are building.

•	Reducing expenses: With labor representing about two-thirds of our operating costs we remain committed to restructuring labor contracts using employee friendly solutions. We will be reinvesting those savings into lowering our everyday retail prices and narrowing the gap, over time, with the discounters.

Management Is Responding to the Challenges of a Changing Environment

Safeway’s Labor Strategy: The Company’s labor strategy is pivotal to its long-term ability to compete effectively. In the face of a mounting competitive threat from the low cost discounters and rapidly rising health care costs, unionized chains like Safeway face a stark choice – either restructure existing labor agreements or lose a growing share to the non-union operators. The Company’s proposals typically include well-tested solutions that the United Food and Commercial Workers union has found acceptable with us and other unionized chains throughout the United States and Canada. The contract recently ratified by an overwhelming majority of clerks in Southern California preserves very good wages and benefits for existing employees, but allows the Company to pay market rates for new hires.

Our Acquisition Record: Beginning in the late 1990’s we made five key acquisitions – Vons, Carr’s, Dominick’s, Randall’s and Genuardi’s. These acquisitions in the aggregate have been successful. While integration difficulties are not uncommon when combining large organizations, the union critics ignore the unqualified success of Safeway’s acquisitions of Vons and Carr’s. Safeway’s management team has stabilized its operations in Chicago and Texas and is undertaking efforts to improve performance even more. Genuardi’s is fully integrated into our Eastern division and is performing at improved levels. Moreover, Safeway’s core business remains solid.

The Safeway Management Team: Safeway’s management team remains one of the strongest in the supermarket sector under Steve Burd’s leadership. Our team includes two new senior executives – a new chief financial officer and a new head of marketing – and a seasoned group of top executives who average 18 years with Safeway. Steve Burd is among the most respected leaders in this industry and we have full confidence in his ability to lead his team in executing a strategy designed to drive shareholder value.

We Have Taken Strong Steps to Enhance Governance

The Company’s Governance Standards: Safeway is proud of the independence of its board members. Seven of the nine directors qualify as independent under the standards of the New York Stock Exchange. The leading shareholder advisory firm considers six of the directors to be independent under its more rigorous guidelines, including Robert MacDonnell and William Tauscher, and last year commended the Company on the independence of the members of the board and its committees. This advisory firm rejected claims that certain board members had “conflicts of interest,” noting that the issues raised were too old or too insignificant to amount to a conflict.

Over the last several months we have enacted substantial governance changes that put Safeway well on its way to being among the leaders in U.S. business. These initiatives, which grew out of a dialogue with our major shareholders, include:

•	Appointing three new independent directors who will have no ties with the Company.

•	Naming former Wells Fargo Chairman, Paul Hazen, as Lead Independent Director.

•	Declassifying the board so all directors will stand for reelection each year.

•	Expensing stock options in 2005.

With these steps, Safeway has now implemented all stockholder proposals that have received a majority vote at past annual meetings.

We ask that you carefully consider all of the above as you vote your proxy. A withhold vote introduces an unwarranted and unnecessary set of distractions for Safeway’s management team and the Board of Directors. For the benefit of all stockholders, we must continue to focus on implementing our strategy to drive superior performance. Thank you for your continuing support.

Sincerely,

The Board of Directors

Safeway Inc.

P.S.	We believe you will find the enclosed editorial from today’s Wall Street Journal to be of interest.

REVIEW & OUTLOOK

Conflicted in California

The corporate scandals have kicked off a new era of shareholder activism, and sometimes the results have been useful (such as waking up the Disney board). On the other hand, we have the California Public Employees' Retirement System, which is running in its own strange ethical and political direction.

Calpers worries about independence everywhere but on its own board.

Calpers matters because of its size ($144 billion in assets) and its traditional role as a trend-setter in corporate governance. Thus the giant pension fund declared last month that it will withhold support for the re-election of certain directors at no fewer than 2,700 companies, or 90% of its U.S. investments. It's hard to find a company that Calpers isn't upset with—from Coca-Cola to Sprint to Citigroup.

The ostensible reason is a campaign against "conflicts of interest" regarding directors and auditors. This certainly sounds virtuous, and rooting out genuine conflicts is a good thing. Only two years ago, the New York Stock Exchange demanded that the major board committees of its member companies be composed of independent directors—and we supported the idea.

Calpers, however, is taking this to absurd new lengths. Consider its recent campaign against Warren Buffett, the legendary stock-picker and something of a corporate-governance scold himself. Calpers wants him off the Coca-Cola board because he sat on the committee that voted to allow the company's outside auditor (Ernst & Young) to also perform some non-audit services for Coke.

Now, most companies would be thrilled to have Mr. Buffett as a director. He knows something about business, for one thing. His investment company is also a major owner of Coke, to the tune of some 10% of its shares. Over the years he's driven Coke management hard, but suddenly under the Calpers standard he's unfit to serve on the board. There's an i-word for this, but it isn't independent.

We can sympathize with Calpers's vote against Sandy Weill for the Citigroup board, because the former CEO was responsible for some large management lapses. But Calpers also opposed current CEO Charles Prince, not for anything he did, but because his wife is a partner in a law firm that does business with Citigroup. Calpers also opposed former Democratic Senator San Nunn for a spot on the Coke board because he used to work for a law firm that does business with the company. Mr. Nunn retired from Atlanta's King & Spalding last year. This is making a fetish of the conflict standard, so much so that it threatens to reduce the already too small pool of willing and knowledgeable directors.

More troubling still is the Calpers jihad against Safeway, which last week bounced three of its board members in response. Ostensibly Calpers is upset about underperformance, but the real problem seems to be the tough stance the grocery chain took against labor during a recent strike.

Eleven of the 13 Calpers board members are either union members, union officials or politicians who take union money. And last year amid the strike, Calpers board member Rob Feckner blasted Safeway (in a letter written on Calpers stationery) for its "blatant disregard for quality of life issues for your long term employees." Mr. Feckner sits on the board of California's school employees' union.

As long as we're talking about "conflicts," let's not forget that Calpers Chairman Sean Harrigan is also the executive director of the union that battled Safeway, the United Food and Commercial Workers. Mr. Harrigan was involved in union rallies against Safeway even as Calpers attacked the company's board.

He was joined in this anti-Safeway lobbying by another Calpers board member, State Treasurer Phil Angelides, who is well known for his plans to run as a Democratic candidate for governor in 2006. Could Mr. Angelides perhaps be angling for labor's endorsement? If Calpers lived by the same conflict standard that it applies to the rest of corporate America, nearly its entire board would be disqualified from voting on anything having to do with Safeway.

Performance-wise, by the way, Calpers would be lucky to have the likes of Mr. Buffett on its board. In the booming 1990s when it was swimming in a surplus, the pension fund convinced the legislature to pump up benefits. California's state employees can now retire at age 55 (the national average is 65) and receive 70% of their salary. Yet Calpers has poorly managed its investments in recent years; its assets dropped $27 billion from 1999 to mid-2003 and its performance lagged behind peers by a full percentage point on average in 2001 and 2002.

Taxpayers in the state are having to make up the shortfall. The state's annual payment to the system, which was just $160 million in 1999-2000, will hit $2.6 billion this year. A cynic, or even a taxpayer, might wonder that the real motive behind the current Calpers campaign against corporate America is to draw attention away from its own underperformance.

We're all for shareholders exercising their muscle as owners on behalf of stronger performance and more transparent corporate governance. But it won't help anyone, and certainly not other shareholders, if labor activists start to hijack this cause for their own political agendas.

Reprinted from THE WALL STREET JOURNAL

Tuesday, May 11, 2004 2004 Dow Jones & Company, Inc. All Rights Reserved

Rewiew & Outlook

Conflicted in California

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